--------------------------------------------------------------------------------



                             ACQUISITION AGREEMENT


                    ----------------------------------------


                               HS RESOURCES INC.




                                      and




           TCW PORTFOLIO NO. 1555 DR V SUB-CUSTODY PARTNERSHIP, L.P.



                    ----------------------------------------


                                  $90,000,000



                                August 30, 1996




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
                               TABLE OF CONTENTS

                                                                Page
                                                                ----
Article I - Definitions and References . . . . . . . . . . . . .  1
     Section 1.1.  Defined Terms and References. . . . . . . . .  1
     Section 1.2.  References and Titles . . . . . . . . . . . .  9

Article II - Purchase and Sale . . . . . . . . . . . . . . . . . 10
     Section 2.1.  Agreement of Purchase and Sale. . . . . . . . 10
     Section 2.2.  Purchase Price Installment Request. . . . . . 10
     Section 2.3.  PPIR Response . . . . . . . . . . . . . . . . 11
     Section 2.4.  Initial Closing Date. . . . . . . . . . . . . 11
     Section 2.5.  Subsequent Closing Dates
          Scheduled Wells. . . . . . . . . . . . . . . . . . . . 11
     Section 2.6.  Payments to Seller. . . . . . . . . . . . . . 12
     Section 2.7.  Payments to Buyer . . . . . . . . . . . . . . 12

Article III - Closing Dates and Closings . . . . . . . . . . . . 12
     Section 3.1.  Time and Place of Initial Closing . . . . . . 12
     Section 3.2.  Conditions to Closings by Seller. . . . . . . 12
     Section 3.3.  Conditions to Initial Closing by Buyer. . . . 13
     Section 3.4.  Conditions to Each Closing by Buyer . . . . . 14
     Section 3.5.  Funding Fee . . . . . . . . . . . . . . . . . 16

Article IV - Representations, Covenants, and Indemnities . . . . 16
     Section 4.1.  Representations and Warranties
          of Seller. . . . . . . . . . . . . . . . . . . . . . . 16
     Section 4.2.  Covenants of Seller . . . . . . . . . . . . . 21
     Section 4.3.  Specified Hydrocarbons. . . . . . . . . . . . 25
     Section 4.4.  Default; Remedies . . . . . . . . . . . . . . 25

Article V - Purchase Option; Periodic Offer; Right of First
     Refusal . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     Section 5.1.  Option to Purchase ORR Rights in Acquisition
          Properties   . . . . . . . . . . . . . . . . . . . . . 26
     Section 5.2.  Periodic Offers to Operator; Preferential
          Right to Purchase  . . . . . . . . . . . . . . . . . . 29

Article VI - Miscellaneous   . . . . . . . . . . . . . . . . . . 31
     Section 6.1.  Waivers and Amendments  . . . . . . . . . . . 31
     Section 6.2.  Survival of Agreements; Cumulative
          Nature   . . . . . . . . . . . . . . . . . . . . . . . 32
     Section 6.3.  Notices   . . . . . . . . . . . . . . . . . . 32
     Section 6.4.  Parties in Interest   . . . . . . . . . . . . 33
     Section 6.5.  Governing Law   . . . . . . . . . . . . . . . 34
     Section 6.6.  Limitation on Interest  . . . . . . . . . . . 34
     Section 6.7.  Termination; Limited Survival   . . . . . . . 34
     Section 6.8.  Severability  . . . . . . . . . . . . . . . . 35
     Section 6.9.  Limitation on Liability; Setoff . . . . . . . 35
     Section 6.10.  Counterparts   . . . . . . . . . . . . . . . 36

SCHEDULE 1 -   Discount Factors for 12% IRR Calculation
SCHEDULE 2 -   Discount Factors for 13% IRR Calculation
SCHEDULE 3 -   Initial Production Unit Groups, Volumes and Percentages
SCHEDULE 4 -   Disclosure Schedule
SCHEDULE 5 -   Calculation of Scheduled Total NPV12 Volume - Oil
SCHEDULE 6 -   Calculation of Scheduled Total NPV12 Volume - Gas
SCHEDULE 7 -   Calculation of Scheduled Total NPV12 Volume - Liquids
SCHEDULE 8 -   Examples of 12% and 13% IRR Calculation

EXHIBIT A-1 -  Initial Legal Opinion
EXHIBIT A-2 -  Supplemental Legal Opinion
EXHIBIT B   -  Conveyance
EXHIBIT C   -  Conveyance Supplement
EXHIBIT D   -  Intentionally Omitted
EXHIBIT E   -  Intentionally Omitted
EXHIBIT F   -  Form of Letter Agreement Re Purchase of Production
               through December 31, 1998

                             ACQUISITION AGREEMENT


     THIS ACQUISITION AGREEMENT dated as of the 30th day of August, 1996 (herein called this "AGREEMENT") is made by HS Resources, Inc., a Delaware corporation (herein called "SELLER"), and TCW Portfolio No. 1555 Sub-Custody Partnership, L.P., a California limited partnership (herein called "BUYER").

                                    RECITALS

     WHEREAS, Seller is and will be the owner of interests in certain oil and gas leases located in Yuma County, Colorado, Sweetwater County, Wyoming, and other counties in other states and desires to sell and assign to Buyer, upon the terms and conditions herein set forth, an overriding royalty under a Conveyance of Overriding Royalty to be made by Seller to Buyer in the form attached hereto as Exhibit B;

     WHEREAS, Seller intends to purchase from third party sellers ("3P GRANTORS") additional interests in oil and gas leases located in various states and desires that Buyer also acquire from such 3P Grantors, upon the terms and conditions herein set forth, an overriding royalty under a Conveyance of Overriding Royalty substantially similar to the form attached hereto as Exhibit B; and

     WHEREAS, Buyer desires to purchase such overriding royalty upon the terms and conditions herein set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, intending to be legally bound hereby, Seller and Buyer do hereby agree as follows:

                     Article I - Definitions and References

     Section 1.1. Defined Terms and References. For purposes of this Agreement, unless the context otherwise requires:

     "Acquisition Property" has the meaning given it in Section 2.2.

     "Adjusted ORR Value" has the meaning given it in the Conveyance.

     "Affiliate" has the meaning given it in the Conveyance.

     "Aggregate Termination Volume" has the meaning given it in the Conveyance.

     "Aggregation Price" has the meaning given it in the Conveyance.

     "Agreed Rate" has the meaning given it in the Conveyance.

     "Annual ORR Volume" has the meaning given it in the Conveyance.

     "Annual Scheduled Volumes" has the meaning given it in the Conveyance.

     "Applicable Environmental Laws" has the meaning given it in the Conveyance.

     "Application Date" and "Application Period" have the meanings given such terms in the Conveyance.

     "Associated Property" has the meaning given it in the Conveyance.

     "ASV Percentage" has the meaning given it in the Conveyance.

     "Bankruptcy Code" means Title 11 of the United States Code.

     "Barrel" has the meaning given it in the Conveyance.

     "BTU" or "British Thermal Unit" has the meaning given it in the Conveyance.

     "Business Day" has the meaning given it in the Conveyance.

     "Buyer" is defined in the first paragraph of this Agreement.

     "Buyer Marketing Contracts" has the meaning given it in Section 4.3.

     "Calendar Month" means any of the twelve months comprising a Calendar
Year.

     "Calendar Quarter" means a three calendar month period ending on March 31, June 30, September 30 or December 31 of any year.

     "Calendar Year" has the meaning given it in the Conveyance.

     "Closing" means the Initial Closing or any Subsequent Closing.

     "Closing Date" means the Initial Closing Date or any Subsequent Closing
Date.

     "Commitment" means the aggregate amount of $90,000,000 committed by Buyer for the purpose of purchasing the Overriding Royalty from Seller hereunder subject to the terms and conditions set forth herein and in the Conveyance.

     "Conveyance" means the Conveyance of Overriding Royalty made by Seller as Grantors, to Buyer, as Grantee, in the form of Exhibit B to this Agreement (appropriately completed), as from time to time amended and supplemented.

     "Conveyance Supplement" means a Supplemental Conveyance of Overriding Royalty made by Seller and Buyer, in the form of Exhibit C to this Agreement (appropriately numbered and completed).

     "Delivered ORR Volumes" has the meaning given it in the Conveyance.

     "Designated Event" has the meaning given it in the Conveyance.

     "Discharge Time" has the meaning given it in the Conveyance.

     "Effective Date" has the meaning given it in the Conveyance.

     "Eligible Proved Producing Wells" means those Production Units that a) have been assigned a cash flow value under an Engineering Report, b) have value satisfactory to Buyer, and c) are free and clear of all Liens other than Permitted Liens.

     "EMDS Volume" has the meaning given it in the Conveyance.

     "Engineering Report" means (i) with respect to the Engineering Reports required to be delivered by Seller to Buyer in connection with any PPIR, an engineering report that (A) is prepared by Seller and audited by Williamson Petroleum Consultants, Inc. or such other nationally or regionally recognized independent petroleum engineers, reasonably acceptable to Buyer in its sole discretion, concerning all of the proposed Production Unit Groups, and prepared at Seller's expense; (B) separately reports on Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves and Proved Undeveloped Reserves of the Proposed Production Unit Groups, with separate calculations of the projected Production Volumes and Annual ORR Volume prepared by Seller based on production figures audited by Williamson Petroleum Consultants, Inc.; (C) uses pricing consistent with the definition of ORR Market Value in the Conveyance or as otherwise approved by Buyer; (D) takes into account any "over-produced" status under gas balancing arrangements; (E) contains information and analysis comparable in scope to that contained in that certain engineering report prepared by Williamson Petroleum Consultants, Inc. and dated February 13, 1996 previously delivered to Buyer; and (F) is otherwise in form and substance satisfactory to Buyer; and (ii) with respect to all other Engineering Reports required to be delivered by Seller to Buyer pursuant to the terms of any Overriding Royalty Document, an engineering report that complies with the provisions of Section
7.2 of the Conveyance.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

     "ERISA Plan" means any pension benefit plan subject to Title IV of ERISA maintained by any Person thereof with respect to which Seller has any fixed or contingent liability.

     "Financial Statements" has the meaning set forth in Section 4.1(i).

     "Funding Expiry Date" means, as to any Production Unit Group, the earliest to occur of:

     (a)  September 27, 1996;

     (b)  the occurrence of a Designated Event; or

     (c)  HSR's delivery of a Termination Notice.

     "GAAP" means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) in the United States.

     "Gas" means natural gas and all other gaseous Hydrocarbons, including casing head gas, whether or not such natural gas and other gaseous hydrocarbons are Processed but excluding therefrom Liquids.

     "Hazardous Materials" means any substance regulated under any Applicable Environmental Law, whether as pollutants, contaminants or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

     "Hydrocarbons" means Oil, Gas and Liquids.

     "Initial Closing" and "Initial Closing Date" have the meanings given them in Section 3.1.

     "Inventory Property" has the meaning given it in Section 2.2.

     "Lien" means, with respect to any property or assets, any right or interest therein of a creditor to secure debt owed to him or any other arrangement with such creditor which provides for the payment of such debt out of such property or assets or which allows him to have such debt satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic's or materialman's lien, or any other charge or encumbrance for security purposes, whether arising by law or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business. "Lien" also means any filed financing statement, any registration of a pledge (such as with an issuer of unregistered securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

     "Liquids" has the meaning given it in the Conveyance.

     "Mcf" has the meaning given it in the Conveyance.

     "MMBTU" has the meaning given it in the Conveyance.

     "Net ORR Proceeds" means all cash proceeds received by Buyer after the Effective Date as Adjusted ORR Value of the ORR Hydrocarbons (including any DRH Payments), less any and all costs and expenses incurred by Buyer in connection with the ORR Hydrocarbons, including, without limitation, any costs of selling, delivering, transporting, marketing or hedging of the ORR Hydrocarbons, any pipeline penalties or other fees or penalties, any amounts deducted in the calculation of Adjusted ORR Value including without limitation the DT Percentage and other amounts relating to Direct Taxes or other taxes paid by Seller and any transaction or enforcement costs with respect to the Overriding Royalty Documents not reimbursed by Grantor or any other party. Net ORR Proceeds shall not include any interest received by Buyer from Seller for delinquent payments or other transaction or enforcement costs with respect to the Overriding Royalty Documents reimbursed by Grantor or any other party.

     "Oil" has the meaning given it in the Conveyance.

     "ORR Hydrocarbons" has the meaning given it in the Conveyance.

     "ORR Market Value" has the meaning given it in the Conveyance.

     "ORR Percentage" has the meaning given it in the Conveyance.

     "ORR Rights" means the rights acquired or to be acquired by Buyer under the Conveyance.

     "Overriding Royalty"  has the meaning given it in the Conveyance.

     "Overriding Royalty Documents" has the meaning given it in the Conveyance.

     "Permitted Encumbrances" has the meaning given it in the Conveyance.

     "Person" means an individual, corporation, partnership, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

     "Pref. Right" has the meaning given it in Section 5.3.

     "Preferential Right" has the meaning given it in Section 4.2(h).

     "PPIR" or "Purchase Price Installment Request" shall have the meaning set forth in Section 2.2.

     "Processed" has the meaning given it in the Conveyance.

     "Production Unit" has the meaning given it in the Conveyance.

     "Production Unit Group" has the meaning given it in the Conveyance.

     "Proposed Production Unit Group" means a group of proposed Production Units identified in a PPIR.

     "Proved Developed Non-Producing Reserves" are Proved Reserves that include Shut-in and Behind-pipe Reserves. "Shut-in Reserves" are those expected to be recovered from completion intervals open at the time of the estimate, but which had not started producing, or were shut in for market conditions or pipeline connections, or were not capable of production for mechanical reasons (including the requirement for installation or restaging of compression), and the time when sales will start is uncertain. "Behind-pipe Reserves" are those expected to be recovered from zones behind casing in existing wells, which will require additional completion work or a future completion prior to the start of production.

     "Proved Developed Producing Reserves" means Proved Reserves that are expected to be recovered from completion intervals open and producing at the time of the estimate.

     "Proved Reserves" means those reserves which are "proved oil and gas reserves" within the meaning of Rule 4-10 of Regulation S-X, 17 C.F.R. # 210.4-10 of the Securities and Exchange Commission where the commercial producibility of the reservoir is supported by actual production or formation tests based on the estimated volume of reserves and not just the productivity of the well or reservoir. In certain instances, Proved Reserves may be assigned on the basis of electrical and other well logs or core analysis that indicates the subject reservoir is Hydrocarbon bearing and is analogous to reservoirs in the same area which are producing, or have demonstrated the ability to produce on a formation test. The area of a reservoir considered proved includes (a) the area delineated by drilling and defined by fluid contacts, if any, and (b) the undrilled areas that can be reasonably judged as commercially productive on the basis of available geologic and engineering data. In the absence of data on fluid contacts, the lowest known structural occurrence of Hydrocarbons controls the proved limit unless otherwise indicated by definitive engineering or performance data. In addition, Proved Reserves must have facilities to process and transport those reserves to market which are operational at the time of the estimate, or there is a commitment or reasonable expectation to install such facilities in the future.

     "Proved Undeveloped Reserves" means Proved Reserves that are assigned to undrilled locations which satisfy the following conditions: (i) the locations are direct offsets to wells which have indicated commercial production in the objective formation, (ii) it is reasonably certain that the locations are within the known proved productive limits of the objective formation, (iii) the locations conform to existing well spacing regulations, if any, and (iv) it is reasonably certain that the locations will be developed. Reserves for other undrilled locations are classified as Proved Undeveloped Reserves only in those cases where interpretations of data from wells indicate that the objective formation is laterally continuous and contains commercially recoverable hydrocarbons at locations beyond direct offsets.

     "Purchase Option" has the meaning given it in Section 5.1(a).

     "Purchase Price" means the aggregate amount paid hereunder by Buyer to obtain the ORR Rights.

     "Purchase Price Installment" means an installment of the Purchase Price paid under Section 2.4, 2.5 or 2.6. Each Purchase Price Installment must be in an amount that is equal to or greater than $9,000,000 and in integral multiples of $100,000.

     "Qualified Acreage" means acreage (a) in which Seller owns good and marketable title to an interest in and to the oil, gas, and all other liquid and gaseous hydrocarbons in all or specified depths, and (b) which is located within the lands of a Production Unit described on Schedule B to the Conveyance or any Conveyance Supplement.

     "Qualified Well" means a well described on Schedule B to the Conveyance or any Conveyance Supplement which has: (a) been drilled on Qualified Acreage for such well to its target horizon, (b) completed (with casing, tubing, and fracturing), (c) a continuous production history of not less than thirty (30) days and (d) has been categorized as Proved Developed Producing Reserves in an Engineering Report. Any well which cannot be properly operated due to mechanical failure cannot be a Qualified Well.

     "Right of First Offer" has the meaning given it in Section 5.2.

     "Scheduled Total NPV12 Volume" means with respect to any Production Unit Group, the volume of Oil, Gas and Liquids set forth on Schedules 5, 6 and 7, respectively, hereto as the Scheduled Total NPV12 Volume for the Calendar Month of the date of determination, such amount to be calculated to equal the sum of the 12% net present values as of the Initial Closing Date of the Annual Scheduled Volumes of the Calendar Months after the Effective Date through and including the date of determination.

     "Seller" is defined in the first paragraph of this Agreement.

     "Seller Marketing Contracts" has the meaning given in Section 4.3.

     "Specified Hydrocarbons" means ORR Hydrocarbons which have been designated as such pursuant to Section 4.3.

     "Subject Interests" has the meaning given it in the Conveyance.

     "Subject Properties" means the Production Units which are or are intended to be subject to the Conveyance or any Conveyance Supplement.

     "Subject Well" has the meaning given it in the Conveyance.

     "Subsequent Closing" means the delivery of an executed Conveyance Supplement by Seller to Buyer and the payment of the associated Purchase Price Installment by Buyer to Seller.

     "Subsequent Closing Date" means the date on which a Subsequent Closing occurs.

     "TCW" means TCW Asset Management Company, as Investment Manager for Buyer.

     "Termination Notice" has the meaning given in Section 6.7.

     "Termination Volume Adjustment Factor" has the meaning given it in the Conveyance.

     "12% IRR" means a twelve percent realized cash-on-cash internal rate of return to Buyer on the Purchase Price (or portion of the Purchase Price paid for ORR Rights with respect to a particular Production Unit Group) from Net ORR Proceeds, calculated over the period from the Initial Closing Date (or Subsequent Closing Date if applicable to a specific Production Unit Group) to a given date. The present value discount factors to be used in calculating such internal rate of return are set forth in Schedule 1 and the methods to be used for calculating such internal rate of return are set forth in Schedule 8.

     "13% IRR" means a thirteen percent realized cash-on-cash internal rate of return to Buyer on the Purchase Price (or portion of the Purchase Price paid for ORR Rights with respect to a particular Production Unit Group) from Net ORR Proceeds, calculated over the period from the Initial Closing Date (or Subsequent Closing Date if applicable to a specific Production Unit Group) to a given date. The present value discount factors to be used in calculating such internal rate of return are set forth in Schedule 2 and the methods to be used for calculating such internal rate of return are set forth in Schedule 8.

     "Well Assignee" has the meaning given in Section 4.2(h).

     Section 1.2. References and Titles. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words "this Agreement, "this instrument", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation". Words in the singular form shall be construed to include the plural and vice versa, and words in one gender shall be construed to include the other genders and vice versa, unless the context otherwise requires. All references in this Agreement to exhibits and schedules refer to the exhibits and schedules to this Agreement unless expressly provided otherwise, and all such exhibits and schedules are hereby incorporated herein by reference and made a part hereof for all purposes.


     Article II - Purchase and Sale; Acquisition Proposals

     Section 2.1. Agreement of Purchase and Sale. Upon the terms and conditions of this Agreement, Seller agrees to sell the ORR Rights to Buyer and Buyer agrees to purchase the ORR Rights from Seller.

     Section 2.2. Purchase Price Installment Request. From and after the date hereof until the Funding Expiry Date, Seller may deliver to Buyer in writing a Purchase Price Installment Request ("PPIR") with respect to any Oil and Gas property ("ACQUISITION PROPERTY") acquisition by Seller or any Affiliate of Seller which is contemplated to close on or before the Funding Expiry Date. Each such PPIR shall be delivered at least twenty (20) Business Days prior to the scheduled closing date of such acquisition and shall contain the following information:

     (a) legal descriptions (which must be reasonably acceptable to Buyer in form and substance) to the Proposed Production Unit Groups which Seller will make subject to the Conveyance on such Closing Date; which legal descriptions shall identify each Production Unit and Subject Well then located on such Proposed Production Unit Groups, shall (unless otherwise agreed by Buyer and Seller) set out as the "Operating Interest" and "Net Revenue Interest" for each such Proposed Production Unit Groups the working interest ("WI") and net revenue interest ("NI") for each such Production Unit and Subject Well, and shall otherwise conform to the Conveyance;

     (b)  an Engineering Report concerning such Proposed Production Unit Group;
and

     (c) the terms of the acquisition of such Proposed Production Unit Group and such other information as Buyer may reasonably request.

     In addition, from and after the date hereof until the Funding Expiry Date, Seller shall have the right and option to deliver to Buyer one or more PPIR's with respect to any Oil and Gas properties ("INVENTORY PROPERTY") presently owned by Seller or any Affiliate of Seller which Seller identifies as a Proposed Production Unit Group.

     Section 2.3.  PPIR Response.

     (a) Upon Buyer's receipt of a PPIR, Buyer shall determine, in its sole and absolute discretion, whether or not to accept and fund such PPIR. Buyer shall base its decision, in part, upon a funding ratio of up to 100% of the present value of net cash flow of the Eligible Proved Producing Wells then located on the Proposed Production Unit Group. If a Designated Event has occurred and is outstanding, then Buyer shall not be obligated to consider any PPIR delivered to Buyer by Seller.

     (b) Should Buyer elect to accept a PPIR, Buyer shall notify Seller thereof in writing by delivering to Seller a response to the PPIR (the "PPIR RESPONSE") which shall include the following: (i) the dollar denominated amount of the Purchase Price Installment calculated for such acquisition and proposed by Buyer; (ii) Buyer's conversion of such Purchase Price Installment into the Annual Scheduled Volumes; and (iii) Aggregate Termination Volume, Scheduled Total NPV12 Volume, EMDS Volumes, Annual Scheduled Volume, ORR Percentage(s), and ASV Percentage(s) proposed by Buyer for the Proposed Production Unit Group. If Buyer shall fail to deliver a PPIR Response to Seller within fifteen (15) Business Days after Buyer's receipt of a complete PPIR, Buyer shall be deemed to have rejected such PPIR. Within five (5) Business Days of Seller's receipt of the PPIR Response, Seller shall notify Buyer of its acceptance or rejection (in Seller's sole and absolute discretion) of such PPIR Response.

     Section 2.4.  Initial Closing Date  Buyer and Seller have hereby agreed to
(a) the initial Production Unit Groups as set forth in Schedule 3 hereto and the Purchase Price Installment amount of $9,400,000 for the ORR Rights therein (with $7,600,000 allocated to Blue Forest and $1,800,000 allocated in the aggregate to Yuma) and (b) the Termination Volumes, Scheduled Total NPV12 Volumes, EMDS Volumes, Annual Scheduled Volume, ASV Percentages and ORR Percentages related to the initial Production Unit Group, all as set forth on Exhibits 2, 3 and 4 to the Conveyance. On the Initial Closing Date, subject to the conditions of Seller and Buyer set forth herein, Seller will execute and deliver the Conveyance to Buyer using the descriptions and other information set forth on said exhibits, and Buyer shall pay to Seller such Purchase Price Installment.

     Section 2.5. Subsequent Closing Dates - Scheduled Wells. Upon (a) Seller's acceptance of a PPIR Response from Buyer or (b) Seller and Buyer otherwise reaching an agreement as to the matters described in a PPIR Response, Seller shall specify the contemplated Subsequent Closing Date for the Proposed Production Unit Groups to be made subject to the Conveyance; provided that the contemplated Subsequent Closing Date for any Production Unit Groups must be a Business Day prior to the Funding Expiry Date not less than twenty (20) Business Days after the date of such notice. In addition, there must be an interval of at least thirty (30) days between Closing Dates. On such Subsequent Closing Date, subject to the conditions of Seller and Buyer set forth herein, Seller will execute and deliver to Buyer a Conveyance Supplement in form and substance satisfactory to Buyer which will, inter alia, amend the definitions of Aggregate Termination Volume, Annual Scheduled Volumes and EMDS Volumes under the Conveyance to add the amounts of such volumes for the Proposed Production Unit Group to the amounts of such volumes theretofore in effect under the Conveyance and Buyer shall pay to Seller the Purchase Price Installment for such Production Unit Group specified in the PPIR (or otherwise agreed to by Buyer and Seller).

     Section 2.6. Payments to Seller and 3P Grantor. Buyer will pay each Purchase Price Installment to Seller by wire transfer of same day funds to Seller in care of Bank of America, San Francisco - Main, ABA #121000358, Re:
TCW Sale/Financing, Account No. 14996-01919 or to such other account as Seller shall from time to time specify and, with respect to a purchase from a 3P Grantor, such account as 3P Grantor shall specify. Seller may at its option direct Buyer to apply a designated portion of any Purchase Price Installment to the direct payment of any costs and expenses which Seller has agreed to pay under Section 4.2(d) and to remit the remainder to Seller by such wire transfer.

     Section 2.7. Payments to Buyer. Seller will pay each amount owing to Buyer under the Overriding Royalty Documents by wire transfer of same day funds to Buyer in care of Boston Safe Deposit, ABA #011001234, Real Estate Wiring #039624, Cost Center #3137, Re: Mellon Bank/Morgan Stanley/Fund V, Account No. CPFF 863-36302, or to such other account as Buyer shall from time to time specify in accordance with Section 6.3.

     Section 2.8.Purchase from 3P Grantor. In connection with Buyer's purchase of an Overriding Royalty in an Acquisition Property concurrent with Seller's acquisition of the Retained

Interest in such Acquisition Property, Buyer shall receive a Conveyance of Overriding Royalty (substantially in the form of Exhibit B) from 3P Grantor ("3P Conveyance"). Upon Buyer's and Seller's purchase of their respective interests in the Acquisition Property, Seller will assume all of the obligations of 3P Grantor under the 3P Conveyance pursuant to an assumption in form acceptable to Buyer, and Buyer will release 3P Grantor from all such obligations.


                    Article III - Closing Dates and Closings

     Section 3.1. Time and Place of Initial Closing. The closing for the consummation of the sale and purchase of the first component of the ORR Rights (herein called the "INITIAL CLOSING") shall, unless another date, time or place is agreed to in writing by Seller and Buyer, take place at the offices of Milbank, Tweed, Hadley & McCloy in Los Angeles, California on a date (herein called the "INITIAL CLOSING DATE") which is on or about the date of this Agreement.

     Section 3.2. Conditions to Closings by Seller. The obligation of Seller to deliver the Conveyance and each Conveyance Supplement, on the relevant Closing Date for each, is subject to the following conditions:

     (a) Seller shall concurrently receive the Purchase Price Installment provided in Article II which is to be paid in connection with such Conveyance or Conveyance Supplement.

     (b) All representations and warranties made by Buyer in any Overriding Royalty Document then or previously delivered shall be true and correct as of such Closing Date in all respects which Seller, in the reasonable exercise of its discretion, considers material to the value of its rights under the Overriding Royalty Documents, to the extent such representations and warranties apply to the properties covered by the Conveyance Supplement.

     (c) Buyer shall have performed in all material respects all material agreements, covenants, and conditions which Buyer is required by any Overriding Royalty Document to perform on or prior to such Closing Date.

     (d) The consummation of such Closing shall not be prohibited by any law or any regulation or order of any court or governmental agency or authority applicable to Seller and shall not subject Seller to any penalty under or pursuant to any such law, regulation or order.

     (e) If the Subject Properties covered by the Conveyance or Conveyance Supplement to be delivered by Seller shall have been encumbered to the agent for Seller's lenders, The Chase Manhattan Bank ("Agent"), Seller shall have received the written consent of the Agent to the transaction and the release of the liens, if any, thereon in favor of the Agent or such lenders.

     Section 3.3. Conditions to Initial Closing by Buyer. The obligation of Buyer to pay the first Purchase Price Installments in the amount of $9,400,000 is subject to Buyer's receipt of each of the following, in form, substance, and date satisfactory to Buyer in the reasonable exercise of its discretion:

     (a) A certificate of the Secretary or Assistant Secretary of Seller, which shall contain the names and signatures of the officers authorized to execute and deliver the Overriding Royalty Documents on behalf of and as the act of Seller and which shall certify to their authority to do so.

     (b) A certificate (or certificates) of the due formation, valid existence and good standing of Seller in its state of incorporation, issued by the appropriate authorities of such state, and certificates of Seller's good standing and due qualification to do business in Colorado.

     (c) The Conveyance, duly executed and delivered by Seller in such number of counterparts as Buyer shall have reasonably requested.

     (d) Any title opinions reasonably requested by Buyer prior to the Initial Closing Date concerning the ORR Rights (and the recording and filing of the Conveyance) prepared by reputable oil and gas title counsel satisfactory to Buyer and other title information concerning the ORR Rights and Subject Interests in form and substance satisfactory to Buyer (it being understood that no title deficiencies learned of by Buyer shall in any way be deemed to qualify any of Seller's warranties of title or indemnities with respect to title in any of the Overriding Royalty Documents).

     (e) The favorable opinion of Davis, Graham & Stubbs, as counsel to Seller, dated the Initial Closing Date and substantially in the form of Exhibit A-1 hereto.

     (f) The agreement between Seller and Buyer with respect to Seller's purchase of Buyer's ORR Hydrocarbons produced on or before December 31, 1998, substantially in the form of Exhibit F hereto.

     Section 3.4. Conditions to Each Closing by Buyer. The obligation of Buyer to pay any Purchase Price Installment (including the first) on any Closing Date is subject to the satisfaction (or waiver by Buyer) on such Closing Date of the following conditions precedent:

     (a) Such Purchase Price Installment (i) is in an amount equal to or greater than $9,000,000, (ii) is an integral multiple of $100,000, and (iii) does not cause the total Purchase Price to exceed $90,000,000.

     (b) All representations and warranties made by Seller or any Affiliate of Seller in any Overriding Royalty Document then or previously delivered, and all representations and warranties made by a 3P Grantor in its 3P Conveyance, shall be true and correct as of such Closing Date in all material respects.

     (c) Seller shall have executed, delivered and performed all agreements, covenants, and conditions which Seller is required to perform under any Overriding Royalty Document to perform on or prior to such Closing Date and Seller shall have concurrently paid (or made arrangements satisfactory to Buyer for the payment within one Business Day after such Closing Date of) any amounts owed by Seller under Section 4.2(d) which are due and payable on or before such Closing Date.

     (d) No Designated Event shall have occurred and be continuing on such Closing Date.

     (e) No material adverse change shall have occurred to Seller's consolidated financial condition since the date of this Agreement.

     (f) Buyer shall have received a "Compliance Certificate" of Seller, dated as of such Closing Date, in which Seller represents and warrants that the conditions set out in subsections (b), (c), (d), and (e) of this section have been satisfied.

     (g) No material adverse change shall have occurred with respect to the Proposed Production Unit Group(s) (including without limitation changes in general economic or market conditions which could affect the value of the ORR Rights) since the date of Buyer's agreement to the proposed ORR terms relating to such Proposed Production Unit Group(s).

     (h) Buyer shall have received and approved an Engineering Report covering the Subject Interests.

     (i) The consummation of such Closing shall not be prohibited by any law or any regulation or order of any court or governmental agency or authority applicable to Seller or Buyer and shall not subject either of them to any penalty under or pursuant to any such law, regulation or order.

     (j) In the case of each Subsequent Closing, Buyer shall have received (i) a Conveyance Supplement or a 3P Conveyance, duly executed and delivered by Seller or 3P Grantor, respectively, in such number of counterparts as Buyer shall have reasonably requested, (ii) evidence of Seller's purchase of the Retained Interest in the Acquisition Property, (iii) evidence of Seller's assumption of 3P Grantor's obligations under the 3P Conveyance in form acceptable to Buyer and (iv) any evidence of title reasonably requested by Buyer at least three Business Days prior to such Closing concerning the ORR Rights.

     (k) In the case of each Subsequent Closing, Buyer shall have received a supplemental legal opinion substantially in the form of Exhibit A-2 hereto, addressing the Conveyance Supplement then being delivered. Seller shall have delivered such other information as Buyer may reasonably require, including evidence satisfactory to Buyer that all conditions precedent to closing set forth in this Section and to any disbursement to be made at Closing have been satisfied.

     (l) The Investment Committee of TCW shall have approved the funding of the Purchase Price Installment.

     (m) Buyer shall have received an environmental site assessment in form and substance satisfactory to Buyer in its sole and absolute discretion; provided that, if such environmental site assessment is prepared by Seller's internal environmental staff, Buyer has the right to have an independent environmental consultant review any matters which Buyer reasonably believes may pose an environmental hazard.

     Section 3.5. Funding Fee. Concurrently with the funding of any Purchase Price Installment, Seller shall pay to Buyer a fee in an amount equal to one percent (1%) of the amount of such Purchase Price Installment.


            Article IV - Representations, Covenants and Indemnities

     Section 4.1. Representations and Warranties of Seller. To induce Buyer to enter into this Agreement and to pay the Purchase Price, Seller hereby represents and warrants to Buyer, as of the date of this Agreement and as of each Closing Date on which the following representations and warranties are remade, that:

     (a)  No Designated Event has occurred and is continuing.

     (b) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing as a foreign corporation in the States of Colorado and California and all other States in which Producing Units are located, and has all requisite power and authority, corporate or otherwise, to own the Subject Properties and to execute and deliver, and perform all of its obligations under, the Overriding Royalty Documents.

     (c) The execution, delivery and performance by Seller of the Overriding Royalty Documents and the consummation by Seller of the transactions contemplated herein and therein have been duly authorized by all necessary corporate action and do not and will not (i) violate any provision of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to Seller or of the Articles of Incorporation or Bylaws of Seller, (ii) result in a breach of, or constitute a default under, any contract, indenture, instrument, or agreement to which Seller is a party or by which it or its property may be presently bound or affected (including the leases under which Seller holds the Proposed Production Unit Groups or the Production Unit Groups), or result in or require the creation or imposition of any lien or encumbrance under any such contract, indenture, instrument, or agreement, or (iii) otherwise give any Person other than Buyer any right to damages from Seller or Buyer. On or before each Closing Date, Seller will have obtained all consents, authorizations and waivers (including without limitation waivers of preferential rights, if any then exist and are applicable, to purchase any of the ORR Rights, but excluding any consents, authorizations, or waivers which are customarily obtained after closing with respect to state or federal leases) necessary under any such contract, indenture, instrument or agreement or under any such provision of law, rule, regulation, order, writ, judgment, decree, determination or award in order to permit the valid execution, delivery and performance by Seller of the Overriding Royalty Documents.

     (d) The Overriding Royalty Documents have been duly executed and delivered by Seller. The Conveyance, as from time to time amended by the Conveyance Supplements, constitutes an effective conveyance of the property interests described therein. The Overriding Royalty Documents (including the Conveyance and the Conveyance Supplements insofar as they contain contractual obligations of Seller) constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms except that: (i) enforcement of such obligations may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditors' rights generally, and (ii) the remedies of specific performance and injunctive relief

(as well as other equitable remedies) are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

     (e) There are no suits, actions, claims, investigations, inquiries, proceedings or demands pending or, to the knowledge of Seller, threatened against Seller or involving any Subject Properties or Associated Property (including any which challenge or otherwise pertain to Seller's title thereto or operations thereon) which would, if determined adversely to Seller, have a material adverse effect on Seller's financial condition, the value of the ORR Rights, or the ability of Seller to convey the ORR Rights pursuant to the Overriding Royalty Documents.

     (f) Except as disclosed in the Disclosure Schedule, operations on the Subject Properties and Associated Property are being conducted in compliance with all applicable federal, state or local laws (including Applicable Environmental Laws), the noncompliance with which would have a material adverse effect on Buyer or the value of the ORR Rights.

          (i) Seller is conducting its businesses in material compliance with all applicable federal, state or local laws, including Applicable Environmental Laws, has been and is in material compliance with all licenses and permits required under Applicable Environmental Laws, and has been and is in compliance in all material respects with all licenses and permits required under any such other laws;

          (ii) to the best of Seller s knowledge, none of the operations on the Subject Properties or the Associated Properties are the subject of any material federal, state or local investigations relating to any release of any Hazardous Materials into the environment or the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials;

          (iii) To the best knowledge of Seller, no Person has filed or threatened to file any notice under any federal, state or local law indicating that Seller is responsible for the release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any Hazardous Materials have been released, or are improperly stored or disposed of, upon any Subject Property or Associated Property of Seller;

          (iv) Neither Seller nor, to the best of Seller's knowledge, any predecessor-in-interest in any Subject Property or Associated Property has transported or arranged for the transportation of any Hazardous Material from the

     Subject Properties or Associated Properties to any location which (A) is listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, listed for possible inclusion on such National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List, or listed on any similar state list or (B) is the subject of federal, state or local enforcement actions or, to the best of Seller's knowledge, other investigations which may lead to claims against Seller or any Affiliate for clean-up costs, remedial work, damages to natural resources or for personal injury claims (whether under Applicable Environmental Laws or otherwise); and

          (v) Seller has no known material contingent liability under any Applicable Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials relating to any Subject Property or Associated Property.

     (g) Seller has incurred no obligation or liability, contingent or otherwise, for broker's or finder's fees in respect of the matters provided for in this Agreement.

     (h) Except as disclosed in the Disclosure Schedule, no Production Unit is, at the time it is made subject to the Conveyance, subject to a gas imbalance with respect to which imbalance Seller is in an overproduced status and is required to (i) permit one or more third parties to take a portion of the production attributable to any Production Unit without payment (or without full payment) therefor or (ii) make payment in cash in order to correct such imbalance. No Subject Interest is subject to any Preferential Right.

     (i) Seller has delivered its most recent audited financial statements, its most recent unaudited financial statements and the pro forma financial statements contained in the prospectus dated May 16, 1996 (the "FINANCIAL STATEMENTS") to Buyer, and the Financial Statements were prepared in accordance with GAAP and fairly present Seller's financial position or pro forma financial position at the statements' date and the results of Seller's operations and Seller's cash flows for the statements' periods. Since the statements' date, no material adverse effect has occurred with respect to Seller s financial condition or businesses.

     (j) Seller has no outstanding debt of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which is, in the aggregate, (i) material to Seller or material with respect to Seller s consolidated financial condition and (ii) not shown in the Financial Statements or disclosed in the Disclosure Schedule. Except as shown in the Financial Statements, Seller is not subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction which is materially likely in the foreseeable future to materially and adversely affect the businesses, properties, prospects, operations, or financial condition of Seller.

     (k) No certificate, written statement or other written information delivered herewith or heretofore by Seller to Buyer in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to Seller (other than industry-wide risks normally associated with the types of businesses conducted by Seller) necessary to make the statements contained herein or therein not misleading as of the date made or deemed made. There is no fact known to Seller (other than industry-wide risks normally associated with the types of businesses conducted by Seller) that has not been disclosed to Buyer in writing which has a material probability of causing a material adverse effect upon Seller s or any of its properties, businesses, prospects or condition (financial or otherwise).

     (l) To the knowledge of Seller, all data and information provided by Seller in connection with any environmental assessment or Engineering Report was true and correct and did not fail to include any information known to or reasonably available to Seller which was required in order to keep the information which was provided from being materially misleading. Seller has heretofore delivered to Buyer true, correct and complete copies of the Financial Statements and the Engineering Reports.

     (m)  Except as disclosed in the Financial Statements or in the Disclosure
Schedule: (i) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of Seller threatened, against Seller before any federal, state, municipal or other court, department, commission, body, board, bureau, agency, or instrumentality, domestic or foreign, which could reasonably be expected to have a material and adverse effect on Seller or its ownership or use of any of its assets or properties, its businesses or financial condition or prospects, or the right or ability of Seller to enter into the Overriding Royalty Documents to which it is a party or to consummate the transactions contemplated thereby or to perform its obligations thereunder and (ii) there are no outstanding judgments, injunctions, writs, rulings or orders by any such governmental entity against Seller or its stockholders, partners, directors or officers which have a material probability of causing any such effect.

     (n) There are no currently existing ERISA Plans, except as may be disclosed in the Disclosure Schedule. Except as disclosed in the Financial Statements or in the Disclosure Schedule, and Seller is in compliance with ERISA in all material respects. Seller is not required to contribute to, or has any other absolute or contingent liability in respect of, any "multiemployer plan" as defined in Section 4001 of ERISA. Except as set forth in the Disclosure Schedule, (i) no "accumulated funding deficiency" (as defined in Section 412(a) of the Internal Revenue Code of 1986, as amended) exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, and (ii) the current value of each ERISA Plan s benefits does not exceed the current value of its assets available for the payment of such benefits by more than $100,000.

     (o) Seller has not, during the preceding five years, had, been known by, or used any other partnership, trade, or fictitious name, except as disclosed in the Disclosure Schedule. The chief executive office and principal place of business of Seller are located (and have been for the preceding five years located) at the address for Seller set out herein or the Disclosure Schedule.

     (p) Except as disclosed in the Disclosure Schedule, Seller has no subsidiary, owns no stock in any other corporation or association, and is not a member of any general or limited partnership, joint venture or association of any kind.

     (q) Seller is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying "margin stock" (as defined in Regulations G, U and X of the Board of Governors of the Federal Reserve System).

     (r) Seller has not entered into any agreement or incurred any obligation which might result in the obligation to pay a brokerage commission or finder s fee with respect to the transactions contemplated by the Overriding Royalty Documents.

     (s) Seller (i) is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940; (ii) is not a "holding company," an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935; and (iii) is not subject to any other law, rule or regulation restricting its ability to incur debt or to grant Liens.

     (t) Except as disclosed in the Disclosure Schedule, no Person has any claim to acquire an interest in any Subject Property. Seller hereby agrees to indemnify and hold Buyer harmless from any claim, demand, loss, liability, cost or expense (including reasonable fees of attorneys, accountants, experts and advisors) incurred by reason of any claim to any interest in Seller or in any Subject Property.

     Section 4.2. Covenants of Seller. To induce Buyer to enter into this Agreement and to pay the Purchase Price, Seller warrants, covenants and agrees that until the full and final delivery of the Aggregate Termination Volume due under the Overriding Royalty Documents and the termination of this Agreement, unless Buyer has previously agreed otherwise:

     (a) Compliance with Overriding Royalty Documents. Seller will perform all of its covenants and obligations under the Overriding Royalty Documents, all as fully as if they were set out in full herein.

     (b) Reporting and Information. In addition to the other reports and information required under the Conveyance and this Agreement, Seller will give Buyer prompt written notice after learning of the occurrence of any Designated Event or of the making of any claim by any Person which allegedly affects the rights of Seller or Buyer in and to the properties subject to or expected to be subject to the Conveyance and Seller will give to Buyer any information (in the format in which such information is maintained by Seller) which Buyer may from time to time reasonably request concerning Seller's compliance with any covenant, provision or condition of the Overriding Royalty Documents or concerning the geology of, production from, or accounting for the properties subject to or expected to be subject to the Conveyance.

     (c) Documentation Expenses. If the transactions contemplated by this Agreement are consummated, or if Seller unilaterally withdraws from the transaction contemplated hereby, Seller will promptly (and in any event, within 30 days after receipt of any invoice or other statement or notice in reasonable detail) pay all reasonable costs and expenses for legal services incurred by or on behalf of Buyer (excluding services of inside attorneys or engineers who are the employees of Buyer or its affiliates) in connection with (i) the negotiation, preparation, execution and delivery of the Overriding Royalty Documents, and any and all consents, waivers or other documents or instruments relating to any of the foregoing, and (ii) the filing, recording, refiling and re-recording of any such documents or of any instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any such documents; provided, however, that the legal fees of Buyer (excluding out-of-pocket costs, expenses and disbursements) for which Seller shall be liable under this subsection (d) in connection with the preparation of the Overriding Royalty Documents delivered on the Initial Closing Date shall be fixed at $60,000. If the transactions contemplated hereby with respect to the Initial Production Unit Group are not consummated, Seller shall only be obligated to bear fifty percent (50%) of the costs and expenses (excluding out-of-pocket costs, expenses and disbursements), incurred by Buyer for legal services in connection herewith. Seller and Buyer shall agree as to the additional amounts of legal fees (excluding out-of-pocket costs, expenses and disbursements to be borne by Seller in connection with the preparation of the Overriding Royalty Documents for additional acquisitions by Buyer to be consummated on Subsequent Closing Dates prior to the funding of such additional acquisitions.

     (d) Interest. Except to the extent otherwise expressly provided in any Overriding Royalty Document, Seller will pay interest on any amounts owing by Seller to Buyer under any Overriding Royalty Document which are not paid within three (3) business days after the same become due and payable. Each such past due amount shall bear interest at the Agreed Rate from the date it becomes due and payable until the date it is paid.

     (e) Allowables. Seller, to the maximum extent it is able to do so, will produce, or cause to be produced, each Subject Well at least ratably with all other wells in the field and will assign allowables to each Subject Well as needed to accomplish this result.

     (f) Bonding and Insurance. Seller will at all times maintain all bonds and insurance as specified in Section 3.7 of the Conveyance and on Schedule C attached thereto, as such Schedule may be amended from time to time by Buyer in its reasonable discretion.

     (g)  Payment of Taxes.  Seller will:

          (i)  timely file all required tax returns;

          (ii) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property, except as the same is being contested diligently and in good faith by appropriate action; and

          (iii) maintain appropriate accruals for all of the foregoing taxes in accordance with GAAP.

     (h)  Title Matters.

          (i) If any Person ever challenges or attacks (i) the validity or priority of any Overriding Royalty Document or of any rights, titles, or interests created or evidenced thereby or (ii) the title of Seller to any Subject Interest or of Buyer to any part of the Overriding Royalty, then upon learning thereof Seller will give prompt written notice thereof to Buyer and at Seller's own cost and expense will diligently endeavor to defeat such challenge or attack and to cure any defect that may be developed or claimed, and Seller will take all necessary and proper steps for the defense of any legal proceedings with respect thereto, including the employment of counsel to represent Seller, the prosecution or defense of litigation, and the release or discharge of all adverse claims. If, in Buyer's reasonable discretion, Seller fails to take all necessary and proper steps to defend against such suit, then Buyer (whether or not named as a party to legal proceedings with respect thereto) is hereby authorized and empowered to take such additional steps as in its reasonable judgment and discretion may be necessary or proper for the defense of any such legal proceedings or the protection of the validity or priority of the Overriding Royalty Documents and the rights, titles, and interests created or evidenced thereby, including the employment of independent counsel to represent Buyer, the prosecution or defense of litigation, the compromise or discharge of any adverse claims made with respect to the Subject Interests, the purchase of any tax title and the removal of prior liens or security interests, and all expenditures so made of every kind and character shall be a Reimbursable Expense (which obligation Seller hereby expressly promises to pay on demand) owing by Seller to Buyer and shall bear interest from the date demanded until paid at the Agreed Rate.

          (ii) Seller will, on request of Buyer, (i) promptly correct any defect, error or omission which may be discovered in the contents, execution or acknowledgment of any Overriding Royalty Document, (ii) execute, acknowledge, deliver and record or file such further instruments and do such further acts as may be necessary, desirable or proper to carry out more effectively the purposes of the Overriding Royalty Documents and to more fully identify and make subject to the Conveyance any property intended to be covered thereby, including any renewals, additions, substitutions, replacements, or appurtenances to the Subject

     Interests; and (iii) execute, acknowledge, deliver, and file or record any document or instrument desired by Buyer to protect its rights, title and interests under the Overriding Royalty Documents against the rights or interests of third Persons. Seller shall pay all costs connected with any of the foregoing.

          (iii) Without limitation of Buyer's remedies for breach of the representations or warranties contained in Section 4.1(h), if a third party properly exercises a preferential right to purchase (a "PREFERENTIAL RIGHT") after the Closing, Buyer will, in its sole and absolute discretion, either (i) join in any required conveyance of the affected Subject Interest to such third party, or (ii) make a conveyance of the affected Subject Interest to Seller in order that Seller may make the necessary conveyance to such third party. Upon making a conveyance in accordance with (i) or (ii), above, Buyer shall be entitled to receive -- either from the exercising third party, assuming that Buyer exercised option (i), or from Seller, assuming that Buyer exercised option (ii) -- the entire amount of consideration attributable to Buyer's interest in the particular Subject Interest covered by such Preferential Right. Buyer shall not incur any liabilities with respect to any such reconveyance of properties that may be required in accordance with this subsection or otherwise with respect to any exercise of a Preferential Right, and Seller shall indemnify and hold harmless Buyer from any liabilities (including reasonable attorneys' fees) with respect thereto.

          (iv) Seller will provide to Buyer any assurances of title which Buyer may from time to time reasonably request concerning the Overriding Royalty, including the recording and filing of the Conveyance and the updating of any specified title opinions through such recording (it being understood that no title deficiencies learned of by Seller shall in any way be deemed to qualify any of Seller's warranties of title or indemnities with respect to title in any of the Overriding Royalty Documents).

     Section 4.3. Specified Hydrocarbons. Subject to the rights of Buyer set forth in Section 2.6 of the Conveyance, Seller has been given the power, and is obligated, to arrange for the marketing and sale of ORR Hydrocarbons as provided in, and subject to, Section 2.5 of the Conveyance by entering into contracts or other arrangements which may be with Seller or its Affiliates or third parties ("SELLER MARKETING CONTRACTS"). Under the terms of Section 2.6 of the Conveyance, Buyer has the power to arrange for the marketing and sale of ORR Hydrocarbons by entering into certain contracts or other arrangements all as specified in Section 2.6 of the Conveyance ("BUYER MARKETING CONTRACTS").
Buyer and Seller shall deem the following "SPECIFIED HYDROCARBONS" for all purposes under the Overriding Royalty Documents: (a) all ORR Hydrocarbons sold under Seller Marketing Contracts approved by Buyer in its sole and absolute discretion; (b) all ORR Hydrocarbons sold under Buyer Marketing Contracts; (c) all ORR Hydrocarbons that are the subject of hedge contracts entered into by Seller or any Affiliate of Seller at Buyer's request pursuant to Section 2.5(b) of the Conveyance, provided, that (i) Buyer has approved the terms of such hedge contract and (ii) the hedge price shall be deemed to be the price at which the ORR Hydrocarbons covered by such hedge contract are sold for purposes of calculating ORR Market Value notwithstanding that Seller actually receives a different price therefor from the actual purchaser of such ORR Hydrocarbons.

     Section 4.4. Default; Remedies. If any Designated Event occurs and is not cured within the time specified in Section 5.2 of the Conveyance, Buyer shall have all of the rights and remedies specified in such Section 5.2 of the Conveyance.

     Section 4.5. Representations and Warranties of Buyer. To induce Seller to enter into this Agreement and to convey the Overriding Royalty, Buyer hereby represents and warrants to Seller, as of the date of this Agreement and as of each Closing Date on which the following representations and warranties are remade, that:

     (a) Buyer will acquire its interests in the ORR Rights for its own account and not with a view to any further disposition thereof to any Person (other than to TCW or an Affiliate of TCW); however, the disposition of Buyer's property shall at all times be and remain within its control subject to Section 6.4.

     (b) Buyer is a partnership duly formed and validly existing under the laws of the State of California, Buyer is duly qualified to do business in Colorado and Wyoming, and Buyer has all requisite partnership power and authority to own the ORR Rights and to execute and deliver, and perform all of its obligations under, the Overriding Royalty Documents.

     (c) The execution, delivery and performance by Buyer of the Overriding Royalty Documents and the consummation of the transactions contemplated herein and therein have been duly authorized by all necessary partnership action and do not and will not (i) violate any provision of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to Buyer or any partnership agreement of Buyer, (ii) result in a breach of, or constitute a default under, any contract, indenture, instrument, or agreement to which Buyer is a party or by which it or its property may be presently bound or affected, or (iii) otherwise give any Person other than Seller any right to damages from Seller or Buyer.

     (d) Buyer has incurred no obligation or liability, contingent or otherwise, for broker's or finder's fees in respect of the matters provided for in this Agreement.


                  Article V - Purchase Option; Periodic Offer;
                             Right of First Refusal

     Section 5.1.  Option to Purchase ORR Rights in Acquisition Properties.

     (a) Seller will have an option, subject to the terms and conditions set forth in this Section 5.1, to acquire Buyer's ORR Rights in Acquisition Properties (the "PURCHASE OPTION") for a price equal to FMV (as hereinafter defined) or such greater amount as necessary to satisfy the condition set forth in this Section 5.1. "FMV" of the ORR Rights shall be determined in the following manner: (i) Seller and Buyer, acting in good faith, and using the FMV Formula described below and Seller's internal engineering reports, shall attempt to calculate and agree on FMV; (ii) If Seller and Buyer cannot agree upon the FMV, the FMV shall be determined by an independent engineer to be mutually agreed upon by Seller and Buyer and utilizing the FMV Formula and Seller's internal engineering reports as audited by such independent engineer.

     The FMV Formula is as follows:

          [Op + (Gp/C] x P + [On + (Gn/C)] x N +
          [Ou + Gu/C)] x U} x A x B, where

     O = the amount of proved Oil reserves attributable to the Overriding Royalty and calculated by reserve category as specified in the Engineering Report which had been used to determine the Purchase Price Installments reduced by Delivered ORR Volumes of Oil between the Initial Closing Date and the date of repurchase,

     G = the amount of proved Gas reserves attributable to the Overriding Royalty and calculated by reserve category as specified in the Engineering Report which had been used to determine the Purchase Price Installments, reduced by Delivered ORR Volumes of Gas between the Closing Date and the date of repurchase,

          P = 80%, N = 70%, U = 50%,
          p = Proved Developed Producing Reserves, n = Proved Developed Non-Producing, Reserves, u = Proved Undeveloped Reserves.

     C = the conversion factor used by Buyer in calculating the Purchase Price Installment of the subject Production Unit Group or such other conversion factor approved by Buyer and Seller.

     A = the average price per BOE (at a conversion ratio equal to C) paid for Oil and Gas reserves in place for domestic onshore reserves, as reported by Strevig, Miller and Company, Houston, Texas (or its successor, or by another equivalent index as agreed to by the parties if the foregoing index is not available) for the four Calendar Quarters immediately preceding the determination. If the conversion ratio C does not directly relate to the data published by Strevig, Miller and Company, such data shall be adjusted appropriately by Buyer to relate to such conversion ratio.

     B = the number (not to exceed 1.0) that equals the ratio of (a) the average per BOE amount funded by Buyer with respect to any Production Unit Group as to which a Purchase Price Installment is made (determined by dividing such Purchase Price Installment by the BOE amount of the Aggregate Termination Volume for such Production Unit Group), divided by
     (b) the average price per BOE (at a conversion ratio of C) paid for Oil and Gas reserves in place for domestic onshore reserves during the four Calendar Quarters immediately preceding the funding, as reported by Strevig, Miller and Company and as such data may be required to be adjusted by Buyer to directly relate to conversion ratio C.

     (b) If Subsequent Closing Dates occur, Seller will have a Purchase Option(s) on the ORR Interests for any Production Unit Group that is an Acquisition Property beginning two years after the Closing Date related to such Production Unit Group subject to the following conditions: (i) no unresolved, good faith dispute exists between the Seller and Buyer as to any material matter relating to the Overriding Royalty Documents; (ii) the remaining Production Unit Groups as a whole must have delivered not less than their Scheduled Total NPV12 Volumes as of the date of the exercise of any Purchase Option; and (iii) the most recent Engineering Report indicates that the Termination Volumes and Aggregate Termination Volume for the remaining Subject Properties shall be met using the ASV Percentage for each such Production Unit Group.

     (c) Notwithstanding any of the foregoing, no Purchase Option may be exercised with respect to any Production Unit Group (i) within 24 months of the Closing Date; (ii) if a Designated Event is outstanding; (iii) unless Seller assumes and agrees to perform any obligations of Buyer under (a) any forward sales, hedging or other long-term delivery commitments entered into by Buyer in accordance with provisions herein with respect to production attributable to the repurchased Overriding Royalty for the period from the date of exercise of the Option Repurchase through but not later than one year thereafter and (b) any forward sales, hedging or other long-term delivery commitments approved by Seller and entered into by Buyer with respect to production attributable to the repurchased Overriding Royalty; and (iv) unless payment of the Purchase Option purchase price with respect to any Production Unit Group plus all previous amounts received by Buyer as Net ORR Proceeds from that Production Unit Group provides Buyer, as of the date of payment of such Purchase Option purchase price, a 13% IRR if the Purchase Option is exercised more than 24 months and less than 49 months after the Closing Date with respect to that Production Unit Group, and 12% IRR if the Purchase Option is exercised at any time thereafter.

     (d) The exercise of any Purchase Option must be made (i) by Seller delivering written notice to Buyer no later than thirty (30) days prior to the date which Seller wishes to exercise such Purchase Option, which notice shall set forth Seller's intended exercise date and which shall contain a representation and warranty by Seller with respect to the conditions and matters set forth in Sections 5.1(b) and (c) above in form reasonably satisfactory to Seller, and (ii) in cash or, at Buyer's option, 80% in cash and 20% in the form of a perpetual (i.e., no Aggregate Termination Volume) overriding royalty (a "Perpetual ORR") in the Production Unit Group(s) which shall be retained by Buyer and conveyed by Seller (or such other appropriate party) having a value (equal to 20% of the Purchase Option purchase price) established based on the most recent Engineering Report on the Subject Properties with future product prices based on NYMEX (or such other public market index as agreed to by Buyer at the time of each exercise of a Purchase Option) as adjusted on a monthly basis for the differential between the prices actually expected to be received for production from such properties for sales to be made therefrom and prices reflected on the NYMEX (or other price index) for such future periods based on (A) a public differential market index agreed to at the time of each exercise of a Purchase Option or (B) if such differential cannot be determined pursuant to clause (A), the average difference between the prices actually received for production from such properties for sales made therefrom during the preceding twenty-four months and prices reflected on the NYMEX (or other price index) for such months.

          The closing of any Purchase Option under this Section 5.1 (or Right of First Offer under Section 5.2 or Pref. Right under Section 5.3) which includes Buyer's receipt of a Perpetual ORR shall be conditioned upon the delivery to Buyer of conveyances or other documents in form reasonably acceptable to Buyer sufficient to vest such Perpetual ORR in Buyer free and clear of any liens, security interests, encumbrances or other matters except Permitted Encumbrances, together with title assurances and opinions of counsel acceptable to Buyer which shall be equivalent to the title assurances and opinions of counsel received by Buyer with respect to the ORR Rights.

     Section 5.2. Right of First Offer. Subject to the terms and conditions hereinafter set forth, after the second anniversary of the Effective Date of the acquisition by Buyer of ORR Rights with respect to each Production Unit Group that is an Inventory Property, Seller shall have a continuing first right to offer ("Right of First Offer") to repurchase from Buyer or its successors and assigns such ORR Rights in accordance with the following:

          (a) The offer shall be made in writing containing a representation and warranty by Seller that the conditions and requirements set forth in Sections 5.1(b) and 5.1(c)(ii) and (iii) (as described in subsection 5.2(f) below) have been satisfied or met.

          (b) The proposed purchase price shall be the greater of (i) the FMV as determined in accordance with Section 5.1(a) or (ii) that amount required to be received by Buyer which, when added to all net amounts previously received by Buyer as Net ORR Proceeds from the particular Production Unit Group, provides Buyer the Applicable IRR (assuming the payment of such amount on the sixtieth day after the date of the offer), and which shall be paid in cash, or cash and a retained perpetual overriding royalty in accordance with Section 5.1(d)(ii). The "Applicable IRR" shall be a 13% IRR if the effective date of the proposed sale would be on or after the second and before the fourth anniversary of the Effective Date of the acquisition by Buyer of ORR Rights with respect to the relevant Production Unit Group, and a 12% IRR if the effective date of the proposed sale would be on or after the fourth anniversary of the Effective Date of the acquisition by Buyer of such ORR Rights. The effective date of the sale, if the offer is accepted, shall be the first day of the month during which the offer is made.

          (c)  The offer shall remain open for a period of not less than thirty
     (30) days and may be accepted by Seller's delivery of written acceptance within such period. A failure on the part of Buyer or its successors and assigns to respond to the offer within such time period shall be deemed an acceptance of the offer.

          (d) If the offer is accepted, or deemed to be accepted, the closing of the purchase and sale shall occur within thirty (30) days following acceptance or deemed acceptance by Buyer but in no event later than the sixtieth day after the date of the offer.

          (e) If the offer is not accepted, the following amendments shall apply to the Overriding Royalty and the Overriding Royalty Documents, but only with respect to the particular Production Unit Group(s) which comprised the Inventory Property which was the subject of the offer delivered by Seller (and not with respect to any other Production Unit Group), effective as of the first day of the month during which the offer was made. Buyer and Seller shall cooperate to effect such amendments and to execute and deliver, within thirty (30) days following such rejection, the documents that may be necessary or desirable in the opinion of either Buyer or Seller to evidence and place of public record notice of such amendments:

               (i) The applicable ORR Percentage shall be reduced to a percentage which is equal to the then-applicable ASV Percentage;

               (ii) The applicable Annual Scheduled Volume and EMDS Volume shall each be reduced to an amount which is equal to three-quarters of the then-applicable Annual Scheduled Volume and EMDS Volume; and

               (iii) The following provisions of the applicable Conveyance or Conveyance Supplement shall be deleted and the obligations thereunder terminated: the proviso in Section (a)(i) of the definition of ORR Market Value in Section 1.1, Sections 2.5 and 2.6, and Articles III, IV and V;

     provided, however, that if Buyer has a reasonable, good faith belief that the requirements and conditions set forth in Section 5.1(b) and 5.1
     (c)(ii) and (iii) have not been satisfied, then the above amendments shall not be effective until after the determination by a court of competent jurisdiction or, if agreed to by Seller and Buyer, an arbitrator that the conditions and requirements had been and continue to be satisfied and Buyer subsequently rejects the offer, but any such effectiveness shall be as of the date specified in Section 5.2(b).

          (f) Seller's rights under this Section 5.2 shall not apply if, at the time of the Right of First Offer, or at any time until the applicable closing, any of the conditions set forth in Sections 5.1(b)(i), (ii) and
     (iii) and 5.1(c)(ii) and (iii) are not satisfied.

          (g) The rights of Seller in this Article V may be enforced by means of specific performance.

     Section 5.3. Preferential Right to Purchase. Seller shall have a preferential right to purchase (the "Pref. Right") any ORR Rights contemplated to be sold, transferred or otherwise disposed of by Buyer in accordance with the following:

          (a) If Buyer intends to sell, transfer or otherwise dispose of any ORR Rights or any interest therein or portion thereof to any Person other than an Affiliate of Buyer, it shall give notice of the proposed sale, transfer or other transaction (which may be putting such interests on the market in the future to sell for a specified price) to Seller. Such notice shall be in writing and shall contain all of the material terms of the proposed transaction and all documents, if any, and information relevant thereto or reasonably requested by Seller. Seller shall have a period of thirty (30) days from receipt of such material terms within which to notify Buyer in writing of its intent to exercise its Pref. Right. The Pref. Right shall apply to any proposed transaction or series of transactions the result of which would be that the ORR Rights or portions thereof would come to be held by a party that is not an Affiliate of Buyer at the time the transfer is proposed.

          (b) The Pref. Right shall entitle Seller to purchase the ORR Rights offered or intended to be offered by Buyer at the same price and on the same terms as are offered or intended to be offered to third parties.

          (c) If Seller exercises its Pref. Right, the closing of the purchase by Seller shall take place at Buyer's office no later than thirty (30) days from the date that Buyer receives notice of Seller's intent to exercise the Pref. Right.

          (d) If Seller does not exercise its Pref. Right, Buyer may transfer the ORR Rights that were the subject of the notice to Seller on the proposed terms or terms less favorable to a third-party purchaser, provided that if a closing of the sale to a third-party purchaser is not consummated within six (6) months from the date Seller receives notice of the proposed sale, the Pref. Right shall again apply and Seller shall be given notice and an opportunity to exercise the Pref. Right as provided above prior to any subsequent sale or other disposition of such ORR Rights.


                           Article VI - Miscellaneous

     Section 6.1. Waivers and Amendments. Except for failures and delays which extend past specified time limits or events, no failure or delay (whether by course of conduct or otherwise) by Buyer or Seller in exercising any right, power or remedy which such party may have under any of the Overriding Royalty Documents shall operate as a waiver thereof or of any other right, power or remedy. No single or partial exercise by Buyer or Seller of any right, power or remedy under any of the Overriding Royalty Documents shall preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Overriding Royalty Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed by the party giving such waiver or consent, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on Seller shall in any case of itself entitle Seller to any other or further notice or demand in similar or other circumstances. This Agreement and the other Overriding Royalty Documents set forth the entire understanding and agreement of the parties hereto and thereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and except as stated in a Overriding Royalty Document neither Seller nor Buyer is making any representation or warranty of any kind to the other. No modification or amendment of or supplement to this Agreement or the other Overriding Royalty Documents shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

     Section 6.2. Survival of Agreements; Cumulative Nature. All of Seller's and Buyer's various representations, warranties, covenants and agreements in the Overriding Royalty Documents shall survive the execution and delivery of this Agreement and the other Overriding Royalty Documents and the performance hereof and thereof, including the granting of the ORR Rights and the delivery of the Conveyance.

     Section 6.3. Notices. All notices, requests, consents, demands and other communications (in this section, collectively called "notices") which are required or permitted under any Overriding Royalty Document shall be in writing, unless otherwise specifically provided in such Overriding Royalty Document, and shall be deemed sufficiently given if delivered by personal delivery, by facsimile transmission, by delivery service with proof of delivery, or by registered or certified United States mail, postage prepaid, to Seller at its address specified on the signature pages hereto and to Buyer at its address specified on the signature pages hereto. Any such notice shall be deemed to have been given (a) in the case of personal delivery, delivery service, or facsimile transmission, upon receipt, or (b) in the case of registered or certified United States mail, five days after deposit in the mail. (Seller and Buyer may change their respective addresses from time to time by sending notices of the new address, in the manner provided for in this section, to the others.)

     Buyer's address:    TCW Portfolio No. 1555 DR V Sub-Custody
                         Partnership, L.P.
                         c/o Trust Company of the West
                         865 South Figueroa
                         Los Angeles, California  90017
                         Attention: Arthur R. Carlson

                         Telephone: (213) 244-0053
                         Telecopy:  (213) 244-0604

     with a copy to:     Milbank, Tweed, Hadley & McCloy
                         601 S. Figueroa Street
                         30th Floor
                         Los Angeles, California  90017
                         Attention:  David A. Lamb, Esq.

                         Telephone:  (213) 892-4434
                         Telecopy:   (213) 629-5063

     Seller's Address:   HS Resources, Inc.
                         One Maritime Plaza, 15th Floor
                         San Francisco, California  94111
                         Attention: Mr. Theodore Gazulis
                         Telephone: (415) 433-5795
                         Telecopy:  (415) 433-5811

     with a copy to:     HS Resources, Inc.
                         1999 Broadway, Suite 3600
                         Denver, Colorado  80202
                         Attention: James M. Piccone, Esq.

                         Telephone: (303) 296-3600
                         Telecopy:  (303) 296-3601

     Section 6.4. Parties in Interest. All grants, covenants and agreements contained in the Overriding Royalty Documents shall bind and inure to the benefit of the parties thereto and their respective successors and assigns; provided, however, that:

     (a) Seller may not assign or transfer any of its rights or delegate any of its duties or obligations under any Overriding Royalty Document without the prior consent of Buyer, except to the extent expressly provided in Section 6.1 of the Conveyance (provided that nothing in the Overriding Royalty Documents shall be deemed to prevent Seller from retaining independent service providers in the ordinary course of business to assist it in the performance of its duties).

     (b) Buyer may not assign its funding obligations under this Agreement to any Person other than TCW or TCW's Affiliates without the prior consent of Seller.

     Section 6.5. Governing Law. Except to the extent that the law of another jurisdiction is expressly elected in a Overriding Royalty Document, the Overriding Royalty Documents shall be deemed contracts and instruments made under the laws of the State of Colorado (including the statute of limitations) and shall be construed and enforced in accordance with and governed by the laws of the State of Colorado and the laws of the United States of America, without regard to principles of choice of law.

     Section 6.6. Limitation on Interest. Although the Overriding Royalty Documents provide for the sale and purchase of a real property interest and not a loan (except under federal income tax law), there are certain provisions of the Overriding Royalty Documents which provide for the charging and payment of interest. Buyer and Seller intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof they hereby stipulate and agree that none of the terms and provisions contained in the Overriding Royalty Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. No party to any Overriding Royalty Document shall ever be liable for unearned interest or shall ever be required to pay interest in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions of the Overriding Royalty Documents which may be in conflict or apparent conflict herewith. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable law, the parties to the Overriding Royalty Documents shall to the greatest extent permitted under applicable law: (a) exclude voluntary prepayments and the effects thereof, and (b) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the interest bearing obligation in accordance with the amounts thereof outstanding from time to time and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law.

     Section 6.7. Termination; Limited Survival. As provided in the Conveyance, Seller may elect at any time after the Discharge Time to deliver to Buyer a notice to terminate the Conveyance ("TERMINATION NOTICE"). Upon receipt by Buyer of such a notice, if no unpaid obligations are then owing under this Agreement or any other Overriding Royalty Document, then all of the Overriding Royalty Documents shall thereupon be terminated and the parties thereto released from all prospective obligations thereunder. Notwithstanding the foregoing or anything herein to the contrary other than Section 5.2(e): (a) any waivers, acknowledgments, or admissions made by Seller or Buyer in any Overriding Royalty Documents, (b) Seller's obligations under Section 4.4, and
(c) any other obligations which any Person may have to indemnify or compensate Buyer shall survive any termination of this Agreement or any other Overriding Royalty Document. At the request of Seller, Buyer shall prepare and execute all necessary instruments to reflect and effect such termination and limited survival of the Overriding Royalty Documents, such instruments to be reasonably satisfactory to Seller in form and substance.

     Section 6.8. Severability. If any term or provision of any Overriding Royalty Document shall be determined to be illegal or unenforceable all other terms and provisions of the Overriding Royalty Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

     Section 6.9.  Limitation on Liability; Setoff.

     (a) No Personal Liability. Notwithstanding anything else to the contrary herein, no Sub-Custody Person shall be personally liable for any money judgment against any Sub-Custody Person in connection with any action brought under this Agreement or any other Overriding Royalty Document, nor shall Seller enforce, or seek to enforce, any judgment against any assets of any Sub-Custody Person other than such Sub-Custody Person's interest in the ORR Rights and other rights under the Overriding Royalty Documents. As used in this subsection, "SUB-CUSTODY PERSON" means TCW Portfolio No. 1555 DR V Sub-Custody
Partnership, L.P.,
a California limited partnership, the partners in such limited partnership, and the respective officers, directors, shareholders, affiliates and partners of such partnership or any such partner.

     (b) Setoff. In the event that Seller ever has a claim for damages against Buyer, Seller will provide Buyer with notice of such claim, and the parties agree to meet in good faith within thirty (30) days of Buyer's receipt of such notice to resolve such claim. If the parties fail to resolve Seller's claim, Seller will have the right to deposit any amounts payable to Buyer under the Overriding Royalty Documents, up to the disputed amount, into an interest-bearing, third party escrow account or to interplead such amount into a court registry.

          To the extent that Seller ever obtains a final judgment for damages against Buyer (including any successor owner of the ORR Rights), then Seller shall be entitled to setoff such damages against any amounts payable under the Overriding Royalty Documents by Seller to Buyer (or to any such successor owner) until Seller shall have recovered such damages (with interest thereon at the Agreed Rate) in full. Except as otherwise expressly provided in any Overriding Royalty Document, Seller shall not have any right to setoff or suspend payments under the Overriding Royalty Documents prior to any such final judgment. Seller's rights under this subsection shall be superior to, and may be enforced by Seller notwithstanding, any mortgage, deed of trust, financing statement, or other lien upon any of the ORR Rights.

     Section 6.10. Counterparts. This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement. This Agreement shall not be recorded by either party in the real estate records.

     IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

Seller:                            HS RESOURCES, INC.,
                                   a Delaware corporation



                                   By:
                                        ----------------------------------------
                                        Name:
                                        Title:


Buyer: TCW PORTFOLIO NO. 1555 DR V SUB-CUSTODY PARTNERSHIP, L.P., a California limited partnership



                                   By:  TCW Royalty Company V,
                                        a California Corporation,
                                        its Managing General Partner



                                     By:
                                          --------------------------------------
                                          Arthur R. Carlson
                                          Managing Director



                                     By:
                                          --------------------------------------
                                          Thomas F. Mehlberg
                                          Senior Vice President